                        GRANITE STATE ENERGY, INC.
                           Statements of Income
      (expressed in millions, rounded to hundred thousands of dollars)
                      Period Ended September 30, 1997
                     (Unaudited, subject to adjustment)

                                                    Quarter   Nine Months
                                                    -------   -----------
Operating revenue                                          $0.1     $ 0.4
                                               ----       -----

Operating expenses:
    Purchased electric energy                               0.1       0.4
   Other operating expenses                                                                          -       0.1
                                                     ---- -----
     Total operating expenses                               0.1       0.5
                                                     ---- -----

     Net loss                                                 -     $(0.1)
                                                     ==== =====